EXHIBIT 99

Media Contact:	Investor Contacts:
Jerry Parrott	Claudine Prowse, Ph.D.
Vice President, Corporate Communications	Executive Director, Investor Relations
301-315-2777	301-315-1785
Peter Vozzo
Senior Director, Investor Relations 301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES THIRD QUARTER 2010
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- BENLYSTA® granted priority review by FDA, with PDUFA target date of December 9, 2010 -
ROCKVILLE, Maryland — October 27, 2010 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended September 30, 2010, and provided highlights of recent key developments.
“BENLYSTA has continued to make excellent progress in the third quarter and we look forward to the upcoming FDA advisory committee meeting,” said H. Thomas Watkins, President and Chief Executive Officer. “We have completed the hiring of our BENLYSTA sales force and sales management team for the United States. Their training is now underway, and we are currently building an organization to work alongside GlaxoSmithKline in Europe. Regulatory applications have been submitted in Europe, Australia, Canada and Switzerland, and we anticipate regulatory submissions in a number of additional countries in the coming months. We continue to believe that BENLYSTA could become the first new approved drug for lupus in more than 50 years.”
FINANCIAL RESULTS
HGS reported revenues for the quarter ended September 30, 2010 of $50.8 million, compared with revenues of $18.8 million for the same period in 2009. Revenues primarily included $36.1 million recognized from payments previously received under the ZALBIN™ agreement with Novartis, $7.3 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, and $5.1 million from manufacturing and development services other than raxibacumab.

The Company reported a reduced net loss for the third quarter of 2010 of $40.9 million ($0.22 per share), compared with a net loss of $49.0 million ($0.32 per share) for the third quarter of 2009.
For the first nine months of 2010, HGS reported revenues of $136.1 million, compared with revenues of $222.8 million for the same period of the previous year. Revenues primarily included $82.8 million recognized from the ZALBIN agreement with Novartis, $34.0 million recognized from the sale and delivery of raxibacumab to the U.S. Strategic National Stockpile, and $13.7 million from manufacturing and development services other than raxibacumab. The reduction in revenues for the current nine months, compared with the same period last year, primarily reflected the higher level of raxibacumab revenue recognized in 2009, $162.7 million, partially offset by increased recognition of revenue from the ZALBIN agreement in 2010.
The Company reported a net loss of $145.6 million ($0.78 per share) for the nine months ended September 30, 2010, compared with net income of $15.4 million ($0.11 per share) for the same period of the previous year. The net loss for the current nine months, compared with the same period last year, primarily reflected the difference described above in raxibacumab and ZALBIN revenue recognized in 2010 versus the same period in 2009, in addition to a gain in 2009 of $38.9 million on the extinguishment of debt.
As of September 30, 2010, cash and investments totaled $1.0 billion, of which $938.6 million was unrestricted and available for operations. This compares with cash and investments totaling $1.2 billion as of December 31, 2009, of which $1.1 billion was unrestricted and available for operations. HGS expects cash and investments at year-end 2010 to total approximately $900-950 million.
“HGS has continued to invest in building the commercial infrastructure and expertise required to support a world-class launch of BENLYSTA,” said David P. Southwell, Executive Vice President and Chief Financial Officer. “With approximately $1 billion of cash and equivalents, HGS is well-positioned financially to support the launch and growth of BENLYSTA and to fund our research and development program.”
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA®: Granted Priority Review by FDA; Assigned December 9, 2010 PDUFA Target Date
In August 2010, the FDA granted a priority review designation to BENLYSTA (belimumab) as a potential treatment for autoantibody-positive patients with clinically active systemic lupus erythematosus (SLE). A priority review designation is granted to drugs that, if approved, offer major advances in treatment or provide a treatment where no adequate therapy exists. The FDA has assigned belimumab a PDUFA target date of December 9, 2010, and an FDA Advisory Committee meeting to consider the belimumab Biologics License Application (BLA) is scheduled to take place on November 16, 2010. No new drug for lupus has been approved by regulatory authorities in more than 50 years.

In July 2010, HGS and Lonza announced an agreement for future commercial supply of BENLYSTA. Although HGS believes that its large-scale manufacturing facility has sufficient capacity to provide worldwide supply of BENLYSTA following approval and for the first two to three years following launch, it is likely that additional capacity will eventually be required. Lonza production is expected to be available for supply of the U.S. market in the first half of 2012. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in 2006.
Raxibacumab: $34.0 Million in Revenue Recognized from Deliveries to the U.S. Strategic National Stockpile in First Nine Months of 2010
In the third quarter and first nine months of 2010, HGS recognized $7.3 million and $34.0 million in revenue, respectively, from the delivery of raxibacumab to the U.S. Strategic National Stockpile. The delivery was made under a purchase order received from the U.S. Government in July 2009 for 45,000 doses of raxibacumab to be delivered over a three-year period. HGS expects to receive approximately $142 million from this award as deliveries are completed, including $51.7 million recognized to date. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
ZALBIN™: Complete Response Letter Received from the FDA; HGS and Novartis Will Not Continue Development of ZALBIN
On October 4, 2010, as expected, HGS received a complete response letter from the FDA, regarding the Company’s BLA for 900-mcg ZALBIN (albinterferon alfa-2b, known in Europe as JOULFERON®) dosed every two weeks for the treatment of chronic hepatitis C. HGS and Novartis have decided not to develop ZALBIN further. Based on this decision, in September 2010, HGS recognized all remaining deferred revenue relating to payments previously received under the ZALBIN agreement with Novartis. There will, however, be certain additional research and development costs incurred by both parties in the near future as activities are concluded.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials and regulatory approvals, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands, except share and per share amounts)

Revenue:
Product sales	$7,295	$—	$33,963	$136,381
Manufacturing and development services	5,677	8,668	15,177	45,294
Research and development collaborative agreements	37,810	10,166	86,948	41,117

Total revenue	50,782	18,834	136,088	222,792

Costs and expenses:
Cost of product sales	8,434	—	23,529	14,569
Cost of manufacturing and development services	3,338	7,331	7,364	17,239
Research and development expenses	42,471	34,794	151,331	131,379
General and administrative expenses	26,365	14,673	68,456	41,754
Facility-related exit costs	—	—	—	11,434

Total costs and expenses (a)	80,608	56,798	250,680	216,375

Income (loss) from operations	(29,826)	(37,964)	(114,592)	6,417
Investment income	3,794	3,137	13,497	10,354
Interest expense	(14,949)	(14,409)	(44,409)	(43,958)
Gain on extinguishment of debt	—	—	—	38,873
Gain on sale of long-term equity investment	—	—	—	5,259
Charge for impaired investments	—	—	—	(1,250)
Other income (expense)	122	233	(95)	(295)

Income (loss) before taxes	(40,859)	(49,003)	(145,599)	15,400
Provision for income taxes	—	—	—	—

Net income (loss)	$(40,859)	$(49,003)	$(145,599)	$15,400

Basic net income (loss) per share	$(0.22)	$(0.32)	$(0.78)	$0.11

Diluted net income (loss) per share	$(0.22)	$(0.32)	$(0.78)	$0.11

Weighted average shares outstanding, basic	188,420,580	154,513,251	187,418,995	142,104,996

Weighted average shares outstanding, diluted	188,420,580	154,513,251	187,418,995	145,537,847

(a)	Includes stock-based compensation expense of $6,984 ($0.04 basic and diluted share) and $3,226 ($0.02 per basic and diluted share) for the three months ended September 30, 2010 and 2009, respectively. Includes stock-based compensation expense of $17,803 ($0.09 basic and diluted share) and $9,547 ($0.07 per basic and diluted share) for the nine months ended September 2010 and 2009, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2010	December 31, 2009
	(in thousands)
Cash, cash equivalents and investments (b)	$1,018,120	$1,191,660
Total assets (b)	1,370,625	1,530,630
Convertible subordinated debt (c)	366,899	349,807
Lease financing	250,076	248,628
Total stockholders’ equity	666,757	755,415

(b)	Includes $79,480 and $88,437 in restricted investments at September 30, 2010 and December 31, 2009, respectively.

(c)	Convertible subordinated debt is net of unamortized debt discount of $36,942 and $54,043 as of September 30, 2010 and December 31, 2009, respectively. Convertible subordinated debt at face value is $403,840 and $403,850 as of September 30, 2010 and December 31, 2009, respectively.
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